Exhibit (d)(11)

FORM OF ALPS ETF TRUST

SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of             , 2010 by and between ALPS Advisors, Inc. (the “Investment Adviser”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203, and Arrow Investment Advisors, LLC, a Maryland corporation (the “Sub-Adviser”), having its principal place of business at 2943 Olney-Sandy Road, Suite A, Olney, Maryland, 20832.

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement dated as of              with ALPS ETF Trust (the “Trust”) an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Trustees of the Trust and Investment Adviser desire to retain Sub-Adviser to render investment advisory and other services to the funds specified in Appendix A hereto, as amended from time to time, each a series of the Trust (each a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

WHEREAS, Investment Adviser has the authority under the Investment Advisory Agreement, with the consent of the Trustees of the Trust (the “Trustees”) to select sub-advisers for each Fund; and

WHEREAS, Sub-Adviser is willing to furnish such services to the Investment Adviser and each Fund;

NOW, THEREFORE, Investment Adviser and Sub-Adviser agree as follows:

1.    APPOINTMENT OF THE SUB-ADVISER

Investment Adviser hereby appoints Sub-Adviser to act as a sub-adviser for each Fund, and in accordance with the terms and conditions of this Agreement.

2.    ACCEPTANCE OF APPOINTMENT

Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of each Fund will be maintained in the custody of a custodian (who shall be identified by Investment Adviser in writing). Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reasonable reliance on instructions of Sub-Adviser. The custodian will be responsible for the custody, receipt and delivery of securities and other assets of the Fund, and Sub-Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Fund. Investment Adviser shall be responsible for all custodial arrangements, including the payment of all fees and charges to the custodian.

3.    SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

A. As sub-adviser to each Fund, Sub-Adviser will coordinate the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund, in accordance with the terms of this Agreement, the Fund’s Prospectus and Statement of Additional Information and subject to the direction, supervision and control of the Investment Adviser and the Trustees of the Trust. The Sub-Adviser shall initially determine and make such modifications to the identity and number of shares of the securities to be accepted pursuant to the Fund’s benchmark index in exchange for “Creation Units” for the Fund and the securities that will be applicable that day to redemption requests received for the Fund as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Trust’s custodian with respect to such designations). Prior to the commencement of the Sub-Adviser’s services hereunder, the Investment Adviser shall provide Sub-Adviser with current copies of the Fund’s Prospectus and SAI. Investment Adviser undertakes to provide Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to the Fund’s Prospectus and SAI and Sub-Adviser will not need to comply until a copy has been provided to Sub-Adviser and agreed upon.

B. Sub-Adviser may place orders for the execution of transactions with or through such brokers, dealers or banks as Sub-Adviser may select and, subject to Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”) and other applicable law, may pay commissions on transactions in excess of the amount of commissions another broker or dealer would have charged. Sub-Adviser will seek best execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker’s services in placing brokerage including, among other things, the value of research provided as well as execution capability, commission rate, financial responsibility and responsiveness to the Sub-Adviser. In no event shall Sub-Adviser be under any duty to obtain the lowest commission or best net price for the Fund on any particular transaction. Sub-Adviser is not under any duty to execute transactions for the Fund before or after transactions for other like accounts managed by Sub-Adviser. Sub-Adviser may aggregate sales and purchase orders of securities or derivatives held in the Fund with similar orders being made simultaneously for other portfolios managed by Sub-Adviser if, in Sub-Adviser’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund.

C. Investment Adviser understands and agrees that Sub-Adviser performs investment management services for various clients and may take action with respect to any of its other clients which may differ from action taken or from the timing or nature of action taken by Sub-Adviser for the Fund. Sub-Adviser’s authority hereunder shall not be impaired because of the fact that it may effect transactions with respect to securities for its own account or for the accounts of others which it manages which are identical or similar to securities to which it may effect transactions for the Fund at the same or similar times.

D. Sub-Adviser will provide Investment Adviser with copies of Sub-Adviser’s current policies and procedures adopted in accordance with Rule 206(4)-7 under the Adviser Act. To the extent the Fund(s) are required by the Investment Company Act to adopt any such policy or procedure, Investment Adviser will submit such policy or procedure to the Trust’s Board of Trustees for adoption by each of the Funds, with such modifications or additions thereto as the Board of Trustees or Investment Adviser may recommend with the concurrence of Sub-Adviser.

E. Sub-Adviser will maintain and preserve all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13F and 13G of the Exchange Act, with respect to its duties as are set forth herein.

F. Sub-Adviser will, unless and until otherwise directed by Investment Adviser, exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies in accordance with Sub-Adviser’s then-current proxy voting policies.

4.    COMPENSATION OF SUB-ADVISER

Investment Adviser will pay Sub-Adviser as compensation for providing services in accordance with this Agreement those fees as set forth in Appendix B. Investment Adviser and Sub-Adviser agree that all fees shall become due and owing to Sub-Adviser promptly after the termination date of Sub-Adviser with respect to any Fund and that the amount of such fees shall be calculated by treating the termination date as the next fee computation date. The annual base fee will be prorated for such fees owed through the termination date. In addition, Investment Adviser shall be responsible for extraordinary expenses incurred by Sub-Adviser in connection with the performance of its duties hereunder, including, without limitation, expenses incurred with respect to proxy voting execution, advice and reporting.

5.    LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, in the absence of willful misconduct, bad faith or gross negligence, neither Sub-Adviser nor any of its officers, affiliates, employees or consultants (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by Investment Adviser, the Fund or the Trust as a result of any error of judgment or for any action or inaction taken in good faith by the Sub-Adviser or its Affiliates with respect to each Fund.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, Investment Adviser shall indemnify and hold harmless Sub-Adviser, its officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject at common law or otherwise, arising out of Sub-Adviser’s action or inaction or based on this Agreement; provided however, Investment Adviser shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, fraud, reckless disregard or gross negligence of Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, advertisements or sales literature, if such statement was made in reliance upon information furnished to Investment Adviser by Sub-Adviser in writing and intended for use therein.

C. Notwithstanding anything in this Agreement to the contrary contained herein, Sub-Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to Investment Adviser or the Trust resulting from any event beyond the reasonable control of Sub-Adviser or its agents, including but not limited to nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event.

6.    REPRESENTATIONS OF THE INVESTMENT ADVISER

Investment Adviser represents, warrants and agrees that:

A. Investment Adviser has been duly authorized by the Trustees of the Trust to delegate to Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

B. The Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

C. Investment Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

D. Investment Adviser acknowledges receipt of Part II of Sub-Adviser’s Form ADV at least 48 hours prior to entering into this Agreement, as required by Rule 204-3 under the Advisers Act.

E. Investment Adviser shall provide (or cause the Trust’s custodian to provide) timely information to Sub-Adviser regarding such matters as the composition to assets in the portion of each Fund managed by Sub-Adviser, cash requirements and cash available for investment in such portion of each such Fund, and all other information as may be reasonably necessary for Sub-Adviser to perform its duties hereunder.

7.    REPRESENTATIONS OF THE SUB-ADVISER

Sub-Adviser represents, warrants and agrees as follows:

A. Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

B. Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide Investment Adviser with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-Adviser shall certify to the Investment Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Adviser, the Sub-Adviser shall permit the Investment Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics.

C. Upon written request, Sub-Adviser shall provide a certification to the Chief Compliance Officer (“CCO”) to the effect that Sub-Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons of the Advisers Act.

D. Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

E. Sub-Adviser acknowledges that the Investment Adviser and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the Investment Company Act, and Sub-Adviser agrees not to consult with (i) other sub-advisers to a Fund, if any, (ii) other sub-advisers to any other Fund of the Trust, or (iii) other sub-advisers to an investment company under common control with any Fund, concerning transactions for a Fund in securities or other assets.

8.    NON-EXCLUSIVITY

The services of Sub-Adviser to the Investment Adviser, the Fund(s) and the Trust are not to be deemed to be exclusive, and Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.    SUPPLEMENTAL ARRANGEMENTS

Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder,

provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of Sub-Adviser, and neither Investment Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

10.    TERMINATION OF AGREEMENT

This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by a vote of the majority of the Trustees, by the vote of a majority of the outstanding voting securities of such Fund, or the Investment Adviser on sixty (60) days’ prior written notice to Sub-Adviser, and the Investment Adviser as appropriate. In addition, this Agreement may be terminated with respect to any Fund by Sub-Adviser upon sixty (60) days written notice to the Investment Adviser. This Agreement will automatically terminate, without the payment of any penalty in the event the Investment Advisory Agreement between the Investment Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

11.    AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties with respect to any Fund only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of such Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Trust. Additional Funds may be added to Appendix A by written agreement of Investment Adviser and Sub-Adviser.

12.    ASSIGNMENT

Sub-Adviser shall not assign this Agreement. Any assignment (as that term is defined in the Investment Company Act) of the Agreement shall result in the automatic termination of this Agreement, as provided in Section 10 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

13.    ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

14.    HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.    NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, or (iii) delivery service, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties.

Notice shall be deemed given on the date delivered if sent in accordance with this paragraph.

For:	ALPS Advisors, Inc.
1290 Broadway, Suite 1100
Denver, CO 80203

For:	Arrow Investment Advisors, LLC
2943 Olney-Sandy Road, Suite A
Olney, Maryland, 20832

16. SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 5, 16 and 19 shall survive the termination of this Agreement.

17. GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of California, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of California, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

18. INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

19. CONFIDENTIALITY

Each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, employees, consultants, auditors and regulators who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.

20. COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

ALPS ADVISORS, INC.		ARROW INVESTMENT ADVISORS, LLC

By:		By:
	Name:		Name:
	Title:		Title:

Exhibit (d)(11)

APPENDIX A

TO

SUB-ADVISORY AGREEMENT

As of                         , 2010

Alerian MLP ETF

APPENDIX B

TO

SUB-ADVISORY AGREEMENT

ALPS Advisors will pay Arrow Investment Advisors the greater of $40,000 per portfolio or 8bps of average net assets up to $500 million in assets, 5bps of average net assets from $501 million to $1 billion; or 3 bps of average net assets over $1 billion of the collective assets in the Alerian MLP ETF under the ALPS ETF Trust. The term of the agreement will be for two years.